EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

          Pursuant to this AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of November 29, 2011, Team, Inc., a Texas corporation (the “Parent Corporation”), shall be merged with and into Team, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent Corporation (the “Surviving Corporation” or “New Team”).

RECITALS

WHEREAS, the board of directors of each of the Parent Corporation and New Team deems it advisable, upon the terms and subject to the conditions herein stated, that the Parent Corporation be merged with and into New Team, and that New Team be the surviving corporation (the “Merger”); and

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1 Effective Time. “Effective Time” shall mean the date and time on which the Merger contemplated by this Agreement becomes effective pursuant to the laws of the States of Texas and Delaware, as determined in accordance with Section 2.2 of this Agreement.

1.2 Merger. “Merger” shall refer to the merger of the Parent Corporation with and into the Surviving Corporation as provided in Section 2.1 of this Agreement.

SECTION 2
TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, the Parent Corporation shall be merged with and into the Surviving Corporation in accordance with applicable law. The Surviving Corporation shall be the surviving entity resulting from the Merger and shall continue to exist and to be governed by the laws of the State of Delaware under the corporate name “Team, Inc.” The Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, person or mixed), rights, privileges, franchises, immunities and powers of the Parent Corporation, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Parent Corporation.  The Merger shall be consummated pursuant to the terms of this Agreement which has been approved by the Board of Directors and the shareholders of the Parent Corporation.

2.2 Effective Time. On the date of the closing of the Merger, the Parent Corporation and the Surviving Corporation shall cause a Certificate of Merger to be executed and filed with the Secretary of State of Texas (the “Texas Certificate of Merger”) and a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the “Delaware Certificate of Merger”). The Merger shall become effective upon the date and time specified in the Texas Certificate of Merger and the Delaware Certificate of Merger (the “Effective Time”).

2.3 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation as it exists at the Effective Time shall remain in full force and effect after the Effective Time.

2.4 Bylaws. The Bylaws of the Surviving Corporation as they exist at the Effective Time shall remain the Bylaws of the Surviving Corporation until altered or amended as provided in such Bylaws.

2.5 Board of Directors. The Board of Directors of the Parent Corporation shall be the Board of Directors of the Surviving Corporation, and shall hold office from and after the Effective Time until their respective successors are elected and qualified.

2.6 Officers. The officers of the Parent Corporation shall be the officers of the Surviving Corporation, and shall hold office from and after the Effective Time until their respective successors are appointed and qualified.

SECTION 3
EFFECT OF MERGER ON CAPITAL STOCK

3.1 Effect of Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parent Corporation or its shareholders, or the Surviving Corporation:

(a) Each share of the Parent Corporation’s common stock issued immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of common stock, par value $0.30 per share, of New Team (“New Team Common Stock”) and all shares of the Parent Corporation’s common stock shall be cancelled and retired and shall cease to exist.

(b) No shares of Preferred Stock of the Parent Corporation were issued or outstanding immediately prior to the Effective Time.

(c) Each option, warrant, purchase right or other security of the Parent Corporation issued and outstanding immediately prior to the Effective Time, if any, shall be converted into and shall be an identical security of New Team. The same number of shares of New Team Common Stock shall be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities as is equal to the number of shares of the Parent Corporation’s common stock so reserved, as of the Effective Time.

3.2 Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of the Parent Corporation’s common stock or options, warrants, purchase rights or other securities of the Parent Corporation, if any, shall be deemed for all purposes to evidence ownership of and to represent the shares of New Team Common Stock, or options, warrants, purchase rights or other securities of New Team, if any, as the case may be, into which the shares of the Parent Corporation’s common stock, or options, warrants, purchase rights or other securities of the Parent Corporation represented by such certificates have been converted as herein provided and shall be so registered on the books and records of New Team or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to New Team or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of

New Team Common Stock, or options, warrants, purchase rights or other securities of New Team, if any, as the case may be, evidenced by such outstanding certificate, as above provided.

SECTION 4
MISCELLANEOUS

4.1 Plan of Reorganization. Each party to this Agreement agrees to treat the Merger for all income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

4.2 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of the Parent Corporation’s common stock shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

4.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

4.4 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

4.5 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

4.6 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.8 Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporations have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

PARENT CORPORATION:

TEAM, INC., a Texas corporation

By:	/s/ Philip J. Hawk
Name:	Philip J. Hawk
Title:	Chairman & Chief Executive Officer

SURVIVING CORPORATION:

TEAM, INC., a Delaware corporation

By:	/s/ Philip J. Hawk
Name:	Philip J. Hawk
Title:	Chairman & Chief Executive Officer

SIGNATURE PAGE
AGREEMENT AND PLAN OF MERGER